Balance Sheet

CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of March 31, 2007)

ASSETS			2007	2006	LIABILITIES			2007	2006
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		9,059,296	7,504,915		Banks and financial institutions - short-term
	Time deposits		65,949,738	28,479,757		Banks and financial institutions - current maturities		2,448,765	2,059,848
	Marketable securities		14,327,069	16,291,470		Promisory Notes		0	47,617,695
	Trade receivables		169,180,973	152,813,907		Debentures		2,539,688	28,909,456
	Notes receivable		4,513,053	3,663,602		Current maturities of other long-term liabilities		12,550	12,628
	Sundry debtors		8,664,521	12,281,108		Dividends payable		1,600,878	1,780,761
	Due from related companies		17,544,288	13,537,991		Accounts payable		118,659,110	78,683,124
	Inventories		5,835,441	3,539,068		Notes payable		0	271,595
	Refundable taxes		3,261,042	3,832,973		Other creditors		10,901,451	18,769,315
	Prepaid expenses		1,885,313	3,066,892		Due to related companies		32,653,674	27,670,459
	Deferred taxes		14,414,073	12,657,000		Provisions		3,346,144	4,487,289
	Other current assets		9,156,709	59,728,209		Withholdings		11,508,857	14,420,585
						Unearned income		8,213,041	9,071,139
						Other current liabilities		0	1,933,254

		Total current assets	323,791,516	317,396,892			Total current liabilities	191,884,158	235,687,148

FIXED ASSETS					LONG-TERM LIABILITIES
	Land		27,914,978	27,861,363
	Construction and infrastructure works		795,460,232	803,453,021		Banks and financial institutions		334,920,908	335,315,787
	Machinery and equipment		2,777,677,156	2,738,995,457		Debentures		66,273,928	67,625,481
	Other fixed assets		334,534,589	276,355,168		Sundry creditors		29,719,217	23,135,345
	Technical revaluation		9,394,568	9,968,712		Provisions		35,707,788	35,554,964
	Less: accumulated depreciation		2,729,991,442	2,549,198,611		Deferred Taxes		52,055,262	58,551,653
		Fixed assets-net	1,214,990,081	1,307,435,110		Other long-term liabilities		3,733,733	4,406,999

							Total long term liabilities	522,410,836	524,590,229
					MINORITY INTEREST			350,742	1,598,500

OTHER ASSETS					EQUITY
	Investments in related companies		8,429,645	8,164,611		Paid-in capital		890,894,953	936,532,592
	Investments in other companies		4,187	4,187		Reserve		1,781,790	-2,809,598
	Goodwill		15,633,503	17,736,547		Other reserves		-2,273,759	-1,627,995
	Long-term debtors		14,033,878	13,787,748		Retained earnings:		13,945,297	15,724,005
	Intangibles		39,228,736	35,829,361			Prior years	23,399,752	25,763,594
	Amortization (less)		14,359,821	8,782,548			(Losses) Income for the period	1,053,131	753,284
	Other long-term assets		17,242,292	18,122,973			Interim dividend (less)	10,507,586	10,792,873

		Total other assets	80,212,420	84,862,879			Total equity	904,348,281	947,819,004

TOTAL ASSETS			1,618,994,017	1,709,694,881	TOTAL LIABILITIES AND EQUITY			1,618,994,017	1,709,694,881

Última actualización 25/04/07
Por Telefónica Chile